Bandi & Associates PLLC

1330 Avenue of the Americas, Ste 2300, New York, New York 10019

Tel: +1 347-759-4143; Email: di.ban@bandilaw.com

Di Ban

Dated: May 28, 2026

To: G Health Inc.

Address: 31916 Del Cielo Este Apt. 29 Bonsall California 92003-3920

Dear Sir/Madam,

I have acted, at your request, as special counsel to G Health Inc., a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 3,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), offered by the Company at a price of $0.10 per share pursuant to a Tier 1 Offering Statement on Form 1-A filed under Regulation A of the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “SEC”) (the “Offering Statement”).

In rendering this opinion, I have reviewed: (a) the General Corporation Law of the State of Delaware, to the extent deemed relevant to the matters opined upon herein; (b) true copies of the Certificate of Incorporation of the Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; and (f) such other documents and matters as I have deemed necessary and appropriate for purposes of this opinion.

I have assumed: (a) that the Offering Statement and all corresponding exhibits (collectively, the “Documents”) have been duly authorized and executed; (b) that the persons executing the Documents had the legal capacity to do so; and (c) that the persons identified as officers of the Company are duly serving in such capacities and that any Shares issued pursuant to the Offering Statement will be properly authorized by the Company.

Based upon and subject to the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as contemplated in the Offering Statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information contained therein or the compliance thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The foregoing opinion is limited solely to the General Corporation Law of the State of Delaware, and I express no opinion as to the laws of any other jurisdiction or the federal laws of the United States, except as specifically set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Bandi & Associates PLLC

By: /s/ Di Ban

Di Ban

Email: di.ban@bandilaw.com

Tel: 347-759-4143

Attorney at Law